UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

___________

FORM 8-K

___________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date Of Earliest Event Reported): September 9, 2014

Entia Biosciences, Inc.

 (Exact name of registrant as specified in charter)

Commission File Number:  000-52864

Nevada	26-0561199
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13565 SW Tualatin-Sherwood Rd. #800 Sherwood, OR 97140	98648
(Address of principal executive offices)	(Zip Code)

(503) 334-3575
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On September 9, 2014, Total Nutraceutical Services, Inc., the wholly owned subsidiary of Entia Biosciences, Inc. executed a Professional Distributor Agreement with Shooting Starzz LLC (the Distributor) under which TNS granted exclusive distribution rights to the Distributor for the GROH product line of cosmetic products in the following states:  New York, New Jersey, Connecticut, Florida, Illinois, Indiana, Colorado, New Mexico and California.  The Agreement has a term of one year from the effective date September 1, 2014, automatically renewable for an additional one year period.  Under the Agreement Entia will issue three types of warrants to the Distributor.  Entia will issue a seven year warrant to purchase 50,000 shares of common stock exercisable at $0.01 per share which vests immediately, a seven year warrant to purchase 350,000 shares of common stock exercisable at $0.75 per share which vests over the term of the agreement based on the achievement by Distributor of certain revenue based milestones, and a seven year warrant to purchase 350,000 shares of common stock exercisable at $1.25 per share which vests over the term of the agreement based on the achievement by Distributor of certain revenue based milestones.

Item 9.01.	Exhibits. Financial Statements and Exhibits

(c)	Exhibits

10.1

Professional Distributor Agreement between Total Nutraceutical Solutions, Inc. and Shooting Starzz, LLC dated September 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTIA BIOSCIENCES, INC. (Registrant)

Date: September 11, 2014	By:	/s/ Marvin S. Hausman, M.D.
Marvin S. Hausman, M.D. President and CEO